Predictive Technology Group Announces Launch of Assurance AB™ COVID-19 IgM/IgG Rapid Antibody Test for for Use by Laboratories and Healthcare Workers at the Point of Care

Assurance AB™ is a single-use, self-contained SARS-CoV-2 (COVID-19) antibody detection test that provides results in 15-minutes.

SALT LAKE CITY, March 25, 2020 -- Predictive Technology Group (OTC PINK: PRED) (“Predictive” or “The Company”), a leader in the development of genetic and molecular diagnostics and companion therapeutics today announced that in response to the demand for high volume test availability for the SARS-CoV-2 (COVID-19) global pandemic, Predictive Laboratories, a wholly-owned subsidiary of The Company has notified the U.S. Food and Drug Administration of its intent to immediately distribute the validated Assurance AB™ COVID-19 IgM/IgG Rapid Antibody Test (Assurance AB) test to laboratories and healthcare workers at the point-of-care in the U.S.

The Assurance AB test was developed to detect the presence of IgM and/or IgG antibodies to the SARS-CoV-2 virus. The test requires only a fingerstick to sample an individual’s blood which is then placed on the self-contained test device. The test takes 15-minutes to display results. The test results indicate the presence of antibodies associated with the SARS-CoV-2 virus.

“Our company is committed to help with the global challenge of testing for the COVID-19 virus.” said Bradley Robinson, CEO of Predictive Technology Group. “Testing strategies for the pandemic are fluid and changing daily. We have worked diligently with our partners who have experience in testing tens of millions of patients worldwide. We appreciate their assistance in allocating resources and transferring vital knowledge for identifying individuals that have had an immune reaction and developed antibodies in response to virus exposure. Domestic and international governmental agencies, healthcare groups, pharmacies and employers have shown a strong interest in our test,” added Robinson. The Company will distribute the Assurance AB test through its wholly-owned subsidiary Predictive Laboratories, Inc., a CLIA certified and CAP accredited laboratory.

John Nelson M.D. former president of the American Medical Association and Predictive scientific advisory board member commented “The overwhelming need for a quick and accurate test for this pandemic is obvious. Focusing on an antibody test helps accelerate results and protect healthcare workers. The Assurance AB test is a valuable tool for truly understanding the spread of COVID-19 in the U.S.”

Assurance AB can help authorities, employers and healthcare workers make informed decisions on whether or not to continue precautions. Point of care serology testing may allow individuals with antibodies the confidence to go back to the workplace and engage in their communities.

Additional advantages of the Assurance AB test include:

• inexpensive test with results in 15 minutes

• antibody testing is less complex and remedies potential false negative results common in nasopharyngeal swab sampling

• sample collection type (blood droplets) nearly eliminates the risk of spreading the virus to healthcare workers administering tests and/or to laboratory personnel who handle the submitted samples

Because of the rapid spread of the COVID-19 virus, several states including California and New York have recently expressed immediate need for rapid antibody testing. While there are benefits to viral testing, serology antibody testing allows patients to know if they have been exposed to the virus and if they have developed antibodies typically associated with immunity.

Assurance AB COVID-19 IgM/IgG Rapid Antibody Test is being manufactured in cooperation with Jiangsu Dablood Pharmaceutical CO, Ltd. Dablood Pharmaceutical has successfully distributed 38 million tests to date throughout Asia and Europe. To the best of Predictive’s knowledge, Dablood Pharmaceutical is one of very few companies approved by the Chinese government to co-develop and manufacture rapid antibody tests. Dablood Pharmaceutical is one of the largest diagnostic kit manufacturers in China and is currently producing up to 1.5 million units of the rapid antibody test per day in China. Predictive evaluated other potential developers and suppliers and believes Dablood Pharmaceutical provides not only existing inventory, its high-volume production capacity enables them to rapidly increase production to provide high-quality tests to meet rapidly expanding global demand. Dablood Pharmaceutical has been recognized by the Chinese government for its effort of developing and producing testing products to help the detect the COVID-19 and has received approval for distribution of its test across the domestic Chinese market and the European Union with a CE mark.

Predictive is also pursuing procurement authorization through the Biomedical Advance Research and Development Authority (BARDA) under the Office of the Assistant Secretary for Preparedness and Response (ASPR) in Health and Human Services (HHS). The Company cautions that if the federal government decides to restrict adequate reimbursement or the foreign import of products manufactured in Asia, the Company will not be able to provide access to these tests in the U.S.

About Predictive Technology Group, Inc.

Predictive Technology Group aims to revolutionize and personalize precision patient care.  The Company’s entities harness predictive gene-based analytics to develop genetic and molecular diagnostic tests, as well as companion therapeutics, in order to support a patient from diagnosis through treatment. The Companies’ tests and products empower clinicians to provide their patients with the highest level of care.  Predictive’s subsidiaries include Predictive Laboratories, Predictive Biotech and Predictive Therapeutics.  For more information, visit predtechgroup.com.

About Predictive Laboratories, Inc.

Predictive Laboratories a wholly owned molecular and genetic diagnostics company of Predictive Technology Group (OTC Pink: PRED) is focused on hard-to-detect diseases. The laboratory is equipped with state-of-the-art equipment for any next-generation sequencing experiments including whole exome sequencing, gene and genetic marker panels, and low-pass whole genome analysis of embryos for aneuploidies-predictivelabs.com.

Forward-Looking Statements:

To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for human cell and tissue products and other pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, availability of additional intellectual property rights, availability of future financing sources, the regulatory environment, and other risks the Company may identify from time to time in the future. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Predictive Laboratories

institutional@predictivelabs.com

commercial@predictivelabs.com

info@predictivelabs.com

855-497-3636

Investor Contact

Jeremy Feffer

LifeSci Advisors

jeremy@lifesciadvisors.com

212-915-2568